As filed with the Securities and Exchange Commission on July 22, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CADENCE DESIGN SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	00-0000000
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2655 Seely Avenue, Building 5

San Jose, California 95134

(Address of Principal Executive Offices) (Zip Code)

Omnibus Equity Incentive Plan

(Full title of the plan)

James J. Cowie, Esq.

Senior Vice President, General Counsel and Secretary

Cadence Design Systems, Inc.

2655 Seely Avenue, Building 5

San Jose, California 95134

(Name and address of agent for service)

(408) 943-1234

(Telephone number, including area code, of agent for service)

Copy to:

Martin A. Wellington, Esq.

Sidley Austin LLP

1001 Page Mill Road

Palo Alto, CA 94304

(650) 565-7000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.01 per share	4,000,000 (3)	$73.90	$295,600,000.00	$35,826.72

(1)

This Registration Statement on Form S-8 shall also cover any additional shares of common stock of Cadence Design Systems, Inc. (the “Registrant”) that become issuable under the Omnibus Equity Incentive Plan, as amended and restated (the “Omnibus Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)

Calculated solely for purposes of calculating the amount of the registration fee under Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are based upon the average of the high and low prices of common stock of the Registrant on July 19, 2019 as reported on the Nasdaq Global Select Market.

(3)

Represents additional shares of common stock authorized to be issued under the Omnibus Plan as approved by the Registrant’s stockholders at the Registrant’s Annual Meeting of Stockholders held on May 2, 2019.

NOTE

REGISTRATION OF ADDITIONAL SHARES AND INCORPORATION OF CERTAIN INFORMATION

BY REFERENCE PURSUANT TO GENERAL INSTRUCTION E OF FORM S-8

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Cadence Design Systems, Inc., a Delaware corporation (the “Registrant”), relating to 4,000,000 shares of its common stock, par value $0.01 per share, issuable to eligible employees and consultants of the Registrant and its affiliates under the Registrant’s Omnibus Equity Incentive Plan, as amended and restated (the “Omnibus Plan”), which amended and restated in its entirety the Registrant’s Amended and Restated 1987 Stock Incentive Plan (the “1987 Plan”) and consolidated the Registrant’s Amended and Restated 2000 Equity Incentive Plan into the 1987 Plan. The Registrant filed with the Securities and Exchange Commission (the “SEC”) on July 23, 2018, July 24, 2017, July 25, 2016, May 18, 2015 and May 7, 2014 Registration Statements on Form S-8 (Registration No. 333-226292, No. 333-219432, No.  333-212669, No. 333-204278 and No. 333-195771, respectively) relating to shares of common stock issuable to eligible employees and consultants of the Registrant and its affiliates under the Omnibus Plan, and on May 17, 1990, September 30, 1991, June 4, 1992, May 31, 1994, August 7, 1998, July 31, 2007, and May 13, 2011, the Registrant filed with the SEC Registration Statements on Form S-8 (Registration No. 33-34910, No. 33-43025, No. 33-48371, No.  33-53913, No. 333-61029, No. 333-144972 and No.  333-174201, respectively) relating to shares of common stock issuable to eligible employees and consultants of the Registrant under the 1987 Plan (collectively, the “Prior Registration Statements”). The Prior Registration Statements are currently effective. This Registration Statement relates to securities of the same class as those to which the Prior Registration Statements relate and is submitted in accordance with General Instruction E of Form S-8 regarding Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the SEC are incorporated by reference in this Registration Statement:

(a)     The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018, filed with the SEC on February 27, 2019;

(b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above;

(c)     The description of the Registrant’s Common Stock contained in its registration statement on Form 8-A, filed with the SEC on January 12, 2006, including any amendment or report filed for the purpose of updating such description; and

(d)    All other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold, or that deregisters all securities then remaining unsold. Notwithstanding the foregoing, the Registrant is not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been “furnished” to, rather than “filed” with, the SEC.

Item 8. Exhibits

		Incorporated By Reference
Exhibit Number	Exhibit Title	Form	File No.	Exhibit No.	Filing Date	Provided Herewith

4.01	The Registrant’s Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on May 3, 2019.	10-Q	000-15867	3.01	7/22/2019

4.02	Certificate of Designation for the Series A Junior Participating Preferred Stock, as amended on February 1, 2000.	10-K	001-10606	4.02	3/27/2000

4.03	The Registrant’s Amended and Restated Bylaws, effective as of February 6, 2019.	8-K	000-15867	3.01	2/8/2019

4.04	Specimen Certificate of the Registrant’s Common Stock.	S-4	033-43400	4.01	10/17/1991	(P)

4.05	Base Indenture, dated October 9, 2014, between the Registrant and Wells Fargo Bank, N.A., as trustee.	8-K	000-15867	4.01	10/9/2014

4.06	First Supplemental Indenture, dated October 9, 2014, between the Registrant and Wells Fargo Bank, N.A., as trustee (including the Form of 4.375% Senior Notes due 2024).	8-K	000-15867	4.02	10/9/2014

5.01	Opinion and Consent of Sidley Austin LLP.					X

23.01	Consent of Independent Registered Public Accounting Firm.					X

23.02	Consent of Sidley Austin LLP (contained in Exhibit 5.01).					X

24.01	Power of Attorney (included on the signature pages to this Registration Statement on Form S-8).					X

99.01	The Registrant’s Omnibus Equity Incentive Plan, as amended and restated.					X

(P)	Paper exhibit.

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, state of California, on this 22nd day of July, 2019.

CADENCE DESIGN SYSTEMS, INC.

By:	/s/ Lip-Bu Tan
Lip-Bu Tan
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lip-Bu Tan, John M. Wall and James J. Cowie, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Lip-Bu Tan	Chief Executive Officer and Director (Principal Executive Officer)	July 22, 2019
Lip-Bu Tan

/s/ John M. Wall	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 22, 2019
John M. Wall

/s/ Dr. John B. Shoven	Chairman of the Board of Directors	July 22, 2019
Dr. John B. Shoven

/s/ Mark W. Adams	Director	July 22, 2019
Mark W. Adams

/s/ Susan L. Bostrom	Director	July 22, 2019
Susan L. Bostrom

/s/ Dr. James D. Plummer	Director	July 22, 2019
Dr. James D. Plummer

/s/ Dr. Alberto Sangiovanni-Vincentelli	Director	July 22, 2019
Dr. Alberto Sangiovanni-Vincentelli

/s/ Roger S. Siboni	Director	July 22, 2019
Roger S. Siboni

/s/ Young K. Sohn	Director	July 22, 2019
Young K. Sohn

/s/ Mary Agnes Wilderotter	Director	July 22, 2019
Mary Agnes Wilderotter

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